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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Sections 13 or 15(d) of the

                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 29, 2002

                   The Hartford Financial Services Group, Inc.
             (Exact name of registrant as specified in its charter)

             Delaware                                       0-19277                                 13-3317783
    -------------------------                  ---------------------------------             ------------------------
        (State or other                            (Commission File Number)                    (I.R.S. Employer
        jurisdiction of
         incorporation)                                                               Identification No.)

                   The Hartford Financial Services Group, Inc.
                                 Hartford Plaza
                        Hartford, Connecticut 06115-1900
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (860) 547-5000
              (Registrant's telephone number, including area code)


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ITEM 9. REGULATION FD DISCLOSURE

On October 7, 2002, an action was filed in the Superior Court in Alameda County, California, against Hartford Accident and Indemnity Company ("Hartford A&I"), a subsidiary of The Hartford Financial Services Group, Inc. (the "Company"), and two other insurers. The principal plaintiffs are Mac Arthur Company and its subsidiary, Western Mac Arthur Company, both former regional distributors of asbestos products (collectively or individually, "Mac Arthur"). Mac Arthur seeks a declaration of coverage and damages for asbestos bodily-injury claims. Five asbestos claimants who allegedly have obtained default judgments against Mac Arthur also are joined as plaintiffs; they seek to recover the amount of their default judgments and additional damages directly from the defendant insurers and assert a right to an accelerated trial.

Hartford A&I issued primary general liability policies to Mac Arthur during the period 1967-76. Mac Arthur sought coverage for asbestos-related claims from Hartford A&I under these policies beginning in 1978. During the period 1978 to 1987, Hartford A&I paid out its full aggregate limits under these policies plus defense costs. In 1987, Hartford A&I notified Mac Arthur that its available limits under these policies had been exhausted, and Mac Arthur ceased submitting claims to Hartford A&I under these policies.

On June 3, 2002, The St. Paul Companies, Inc. ("St. Paul") announced a settlement of a coverage action brought by Mac Arthur against United States Fidelity and Guaranty Company ("USF&G"), a subsidiary of St. Paul. Under the settlement, St. Paul agreed to pay a total of $975 million to resolve its asbestos liability to Mac Arthur in conjunction with a proposed bankruptcy petition and pre-packaged plan of reorganization that Mac Arthur is to file. USF&G provided at least 12 years of primary general liability coverage to Mac Arthur, but, unlike Hartford A&I, had denied coverage and had refused to pay for defense or indemnity.

In its October 7th complaint, Mac Arthur alleges that it has approximately $1.8 billion of unpaid asbestos liability judgments against it to date. It seeks additional coverage from Hartford A&I on the theory that Hartford A&I has exhausted only its products aggregate limit of liability, not separate limits available for non-products liability. The ultimate amount of Mac Arthur's alleged non-products asbestos liability, including any unresolved current and future claims, is currently unknown. Mac Arthur indicates in its complaint that it will seek to have the full amount of its current and future asbestos liability estimated in its anticipated bankruptcy proceeding. If such an estimation is made, Mac Arthur intends to seek a judgment against the defendants for the amount of its total liability, including estimated claims, less the amount ultimately paid by St. Paul.

Hartford A&I intends to defend the Mac Arthur action vigorously. Based on the information currently available to it, management believes that Hartford A&I's liability, if any, to Mac Arthur will not be finally resolved for at least a year and most probably not for several years. In the opinion of management, the ultimate outcome is highly uncertain for many reasons. It is not yet known, for example, in which venue Hartford A&I's liability, if any, will be determined; whether Hartford A&I's defenses based on Mac Arthur's long delay in asserting claims for further coverage will be successful; how other significant coverage defenses will be decided; or the extent to which the claims and default judgments against Mac Arthur involve injury outside of the products and completed operations hazard definitions of the policies. In the opinion of management, an adverse outcome could have a material adverse effect on the Company's results of operations, financial condition and liquidity.








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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    The Hartford Financial Services Group, Inc.
                                    -------------------------------------------
                                                  (Registrant)


Date: October 29, 2002              By: /s/ Neal S. Wolin
                                         --------------------
                                    Name:   Neal S. Wolin
                                    Title:  Executive Vice President
                                            and General Counsel